Exhibit 3.1

AMENDMENT TO BYLAWS OF DIVERSA CORPORATION

The Bylaws (the “Bylaws”) of Diversa Corporation, a Delaware corporation (the “Company”), are hereby amended as follows, effective upon the execution of this amendment by the Secretary of the Company:

Article VII, Section 34 of the Bylaws shall be deleted in its entirety and replaced with the following:

“SECTION 34. FORM AND EXECUTION OF CERTIFICATES. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the Chief Executive Officer, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.”

Article VII, Section 36 of the Bylaws shall be deleted in its entirety and replaced with the following:

“SECTION 36. TRANSFERS.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.”

Dated: March 23, 2007	By:	/s/ Anthony E. Altig
Anthony E. Altig Secretary